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                                                                  CONFORMED COPY

                                                                  Exhibit (c)(1)

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                               JOHNSON & JOHNSON,

                              LIB ACQUISITION CORP.

                                       and

                                   DEPUY, INC.

                            Dated as of July 21, 1998

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                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                    ARTICLE I

                                    THE OFFER
                                                                            Page
                                                                            ----

Section 1.01  The Offer ....................................................   2
Section 1.02  Company Actions ..............................................   4

                                   ARTICLE II

                                   THE MERGER

Section 2.01  The Merger ...................................................   6
Section 2.02  Closing ......................................................   6
Section 2.03  Effective Time ...............................................   7
Section 2.04  Effects of the Merger ........................................   7
Section 2.05  Certificate of Incorporation and Bylaws ......................   7
Section 2.06  Directors ....................................................   7
Section 2.07  Officers .....................................................   7

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01  Effect on Capital Stock ......................................   8
Section 3.02  Exchange of Certificates .....................................   9

                                   ARTICLE IV

                   REPRESENTATIONS & WARRANTIES OF THE COMPANY

Section 4.01  Organization ................................................   12
Section 4.02  Company Subsidiaries; Equity Interests ......................   12
Section 4.03  Capitalization ..............................................   13

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                                                                               3


Section 4.04  Authority ...................................................   14

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                                                                               4


Section 4.05  Consent and Approvals; No Violations ........................   14
Section 4.06  SEC Documents; Financial Statements .........................   15
Section 4.07  Information Supplied ........................................   16
Section 4.08  Absence of Certain Changes or Events ........................   17
Section 4.09  Litigation ..................................................   18
Section 4.10  Contracts ...................................................   18
Section 4.11  Compliance with Laws ........................................   18
Section 4.12  Environmental Matters .......................................   19
Section 4.13  Absence of Changes in Benefit Plans; Labor Relations ........   20
Section 4.14  ERISA Compliance ............................................   20
Section 4.15  Taxes .......................................................   23
Section 4.16  No Excess Parachute Payments ................................   24
Section 4.17  Title to Properties .........................................   25
Section 4.18  Intellectual Property .......................................   25
Section 4.19  Agreements for Distribution Outside the United States .......   26
Section 4.20  Voting Requirements .........................................   26
Section 4.21  State Takeover Statutes .....................................   26
Section 4.22  Brokers; Schedule of Fees and Expenses ......................   26
Section 4.23  Opinion of Financial Advisor ................................   27

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

Section 5.01  Organization ................................................   27
Section 5.02  Authority ...................................................   27
Section 5.03  Consents and Approvals; No Violations .......................   28
Section 5.04  Information Supplied ........................................   28
Section 5.05  Interim Operations of Sub. ..................................   29
Section 5.06  Brokers .....................................................   29
Section 5.07  Financing ...................................................   29

                                   ARTICLE VI

                                    COVENANTS

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                                                                               5


Section 6.01  Conduct of Business .........................................   30
Section 6.02  No Solicitation .............................................   33
Section 6.03  Certain Tax Matters .........................................   34
Section 6.04  Other Actions ...............................................   35
Section 6.05  Advice of Changes; Filings ..................................   35

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.01  Company Stockholder Approval; Preparation of Proxy
                Statement .................................................   35
Section 7.02  Access to Information; Confidentiality ......................   36
Section 7.03  Reasonable Efforts; Notification ............................   37
Section 7.04  Cooperation .................................................   38
Section 7.05  Stock Option Plans ..........................................   38
Section 7.06  Indemnification, Exculpation and Insurance ..................   40
Section 7.07  Directors ...................................................   41
Section 7.08  Fees and Expenses ...........................................   42
Section 7.09  Transfer Taxes ..............................................   43
Section 7.10  Public Announcements ........................................   43
Section 7.11  Severance Agreements ........................................   43
Section 7.12  Continuation of Benefits ....................................   44
Section 7.13  Stop Transfer ...............................................   44
Section 7.14  Purchase of Foreign Subsidiaries ............................   44

                                  ARTICLE VIII

                                   CONDITIONS

Section 8.01  Conditions to Each Party's Obligation to
                Effect the Merger .........................................   45

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

Section 9.01  Termination .................................................   46
Section 9.02  Effect of Termination .......................................   47
Section 9.03  Amendment ...................................................   47

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                                                                               6


Section 9.04  Extension; Waiver ...........................................   47
Section 9.05  Procedure for Termination, Amendment, Extension or
                Waiver ....................................................   48

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.01  Nonsurvival of Representations, Warranties and Agreements ..   48
Section 10.02  Notices ....................................................   48
Section 10.03  Interpretation .............................................   50
Section 10.04  Counterparts ...............................................   50
Section 10.05  Entire Agreement; Third Party Beneficiaries ................   51
Section 10.06  Governing Law ..............................................   51
Section 10.07  Assignment .................................................   51
Section 10.08  Enforcement ................................................   51
Section 10.09  Severability ...............................................   52
Section 10.10  Compliance with Law ........................................   52

EXHIBIT A      Conditions of the Offer                                       A-1
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                        AGREEMENT AND PLAN OF MERGER dated as of July 21, 1998,
                  among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), LIB ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and DEPUY, INC., a Delaware corporation (the "Company").

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and found advisable this Agreement and the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer to purchase all the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"; all the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") at a purchase price of $35 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time as permitted under this Agreement, the "Offer"); and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below), recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by Sub pursuant to the Offer and the Stockholder Agreement (as defined below);

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per Share paid in the Offer;

            WHEREAS, as an inducement to Parent to enter into this Agreement, Parent, Sub and certain stockholders of the Company have entered into a Stockholder Agreement dated as of the date hereof pursuant to which such stockholders have, among other things, agreed to sell all such stockholders' Shares to Sub at a cash price per Share equal to the Offer Price, upon the terms and subject to the conditions set forth in such Stockholder Agreement (the "Stockholder Agreement"); and

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                    The Offer

            SECTION 1.01. The Offer. (a) Provided that none of the conditions set forth on Exhibit A hereto shall have occurred and be continuing, as promptly as practicable but in no event later than five business days after the date of the public announcement (on the date hereof or the following day) by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion; provided that, without the express written consent of the Company, Sub may not waive the Stockholder Agreement Condition (as defined in Exhibit A)). Sub expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) amend or alter any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the

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                                                                               3


Offer for a specified period, if at the scheduled or any extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) extend the Offer for up to ten business days if there have not been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with Shares subject to the Stockholder Agreement which have not been validly tendered, would constitute at least 90% of the fully diluted Shares as of the date of determination and (D) extend the Offer for any reason for up to two business days; provided that no more than three extensions shall be permitted under clauses (C) and (D) of this sentence. Subject only to the conditions set forth in Exhibit A, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

            (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (such Schedule 14D-1, as supplemented or amended from time to time, the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to written information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Parent, Sub and the Company each agrees promptly to correct any written information provided by it for use in the Offer

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                                                                               4


Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

            (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds sufficient to accept for payment, and pay for, any and all Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

            (d) Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law; provided, however, that Sub shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to the Company proof of such payment and a copy of all such tax returns and reports.

            SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement and the Stockholder Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement (if required). The Company represents that its Board of Directors has received the opinion of Bear, Stearns & Co. Inc. ("Bear, Stearns") that, as of such date and based upon

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                                                                               5


and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent.

            (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to written information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. The Company, Parent and Sub each agree promptly to correct any written information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

            (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, promptly deliver, and will use their best efforts to cause their agents promptly to deliver, to the Company all copies of such information (and all copies of information derived therefrom) then in their possession or control.

                                   ARTICLE II

                                   The Merger

            SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary (as defined in Section 10.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

            SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as Sub and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

            SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

            SECTION 2.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of the Company (the "Certificate of
Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (b) The bylaws of the Company (the "Bylaws") as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time, and Michael J. Dormer and James A. Lent, shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

            SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancelation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and each Share that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share that is owned by any direct or indirect wholly-owned subsidiary of Parent (other than Sub) or the Company shall remain outstanding without change.

            (c) Conversion of Company Common Stock. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be canceled or to remain outstanding in accordance with Section 3.01(b) and other than Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

            (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c) but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) if and after Sub shall have accepted for payment Shares pursuant to and subject to the Offer Conditions, the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a substantial bank or trust company to act as paying agent in the Merger (the "Paying Agent"). Parent shall cause the Surviving Corporation to deposit with the Paying Agent in separate trust for holders of the Certificates (as defined in Section 3.02(b)) immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration for the Shares converted pursuant to Section 3.01(c) (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

            (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Sub or Parent, the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

            (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, except notation thereon that a stockholder has elected to exercise his right to appraisal pursuant to the DGCL, they shall be canceled and exchanged as provided in this Article III.

            (d) No Liability. Any funds deposited with the Paying Agent that remain unclaimed by the former stockholders of the Company for six months after the Effective Time shall be paid to the Surviving Corporation upon demand, and any former stockholders of the Company who have not theretofore complied with the instructions for exchanging their Certificates provided herein shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration set forth in Section 3.01 hereof for each Share held by such stockholder, without any interest thereon. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

            (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.01, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificates.

            (f) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law; provided, however, that Parent and the Surviving Corporation shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to the Company proof of such payment and a copy of all such tax returns and reports.

                                   ARTICLE IV

                  Representations and Warranties of the Company

            Except as disclosed in the SEC Documents (as defined in Section 4.06) filed or publicly available prior to the date of this Agreement (the "Filed SEC Documents") or set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any subsection of this Agreement shall be deemed to have been disclosed with respect to all subsections of this Agreement, the Company represents and warrants to Parent and Sub as follows:

            SECTION 4.01. Organization. Each of the Company and its subsidiaries is a corporation, partnership, limited liability company or other company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect (as defined in Section 10.03) on the Company. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, and the certificate of incorporation and bylaws or other organizational documents of each of its subsidiaries, in each case as amended to the date of this Agreement.

            SECTION 4.02. Company Subsidiaries; Equity Interests. (a) Exhibit
21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 lists each subsidiary of the Company. All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and (with the exception, in the case of certain non-U.S. subsidiaries, of shares held of record by nominees of the Company) are owned by the Company, by another subsidiary of the Company or by the Company and another subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

            (b) Except for its interests in its subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, limited liability interest, joint venture interest or other ownership interest with a fair market value as of the date of this Agreement in excess of $5,000,000 in any person.

            SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 130,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on June 30, 1998, (i) 98,816,286 Shares were issued and outstanding, (ii) the Company did not hold any Shares in its treasury, (iii) 2,216,553 Shares were reserved for issuance upon exercise of outstanding Company Stock Options under the Stock Option Plans (each as defined in Section 7.05), (iv) 513,574 Shares were reserved for issuance pursuant to the Company's Employee Stock Purchase Plan and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, since June 30, 1998, 7,964 shares of capital stock or other voting securities of the Company were issued, and no other shares of such stock or securities were reserved for issuance, issuable or outstanding. All outstanding Shares are, and all Shares which may be issued will be, when issued in accordance with the terms of the agreements, plans or other documents governing their issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company or any contract, agreement, arrangement or understanding to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the

Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries, or securities convertible into or exercisable for or exchangeable into any such shares, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any of its securities. The Shares set forth in Exhibit A to the Stockholder Agreement represent in excess of 80% of the outstanding shares of Company Common Stock on a fully diluted basis.

            SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the Shares if required by law (the "Company Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval if required by law). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and a proxy or information statement relating to any required approval by or meeting of the Company's stockholders with respect to this Agreement (the "Proxy Statement")), the Merger Control Laws (as defined below), the DGCL and the laws of other states in which the Company is qualified to do or is doing business, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, except in the case of clause (ii), (iii) and (iv) for failures, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. "Merger Control Laws" means (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) Council Regulation (EEC) No. 4064/89 of 21 December 1989 and
(iii) all amendments of, and all other applicable bills, acts, decrees, regulations or ordinances relating to, the foregoing legislative acts.

            SECTION 4.06. SEC Documents; Financial Statements. The Company has filed with the SEC all reports, forms, schedules and statements and other documents required to be filed by it since January 1, 1997 (the "SEC Documents"). As of their respective filing dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth or reflected in the most recent financial statements included in the Filed SEC Documents, or incurred in the ordinary course of business consistent with past practice since the date of such statements, neither the Company nor any of its subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company.

            SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.01), as such Proxy Statement may be amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

            SECTION 4.08. Absence of Certain Changes or Events. Since the date of the most recent financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change (as defined in Section 10.03) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any director, officer or key employee (as defined below) of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any director, officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into, or amendment of, any employment, severance or termination agreement with any director, officer or key employee, (v) any damage, destruction or loss to property, whether or not covered by insurance, that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles or (vii) any tax election that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company.

            SECTION 4.09. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which would reasonably be expected to have, any such effect.

            SECTION 4.10. Contracts. (a) There are no contracts or agreements that are material contracts (as defined in Securities Act Regulation 601(b)(10)) with respect to the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not reasonably be expected to result in a material adverse effect on the Company.

            (b) Section 4.10(b) of the Company Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company or any of its subsidiaries is a party or bound (x) with any affiliate of the Company other than any direct or indirect wholly-owned subsidiary of the Company or (y) that includes any non-competition or similar provisions. The Company has made available to Parent and its representatives true and correct copies of all the agreements, contracts and arrangements set forth in Section 4.10(b) of the Company Disclosure Schedule.

            SECTION 4.11. Compliance with Laws. Each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except for instances of actual or possible noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as defined in Section 4.12(a)) ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. There has occurred no default under any Permit, except for defaults under Permits that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review, other than, in each case, those the outcome of which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

            SECTION 4.12. Environmental Matters. (a) Each of the Company and its subsidiaries is, and has been, in compliance with all applicable Environmental Laws, except for actual or possible noncompliance which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, provincial, regional, municipal, local or foreign judgment, order, decree, statute, law, ordinance, rule, regulation, code, permit, consent, approval, license, writ, decree, directive, injunction or other enforceable requirement, including any registration requirement, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below) into the environment; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (C) otherwise relating to pollution or protection of health or safety or the environment.

            (b) There has been no Release or threatened Release of Hazardous Materials, in, on, under or affecting any property owned, leased or operated by the Company or any of its subsidiaries or, to the knowledge of the Company, any adjacent site or any property previously owned, leased or operated by the Company or any of its subsidiaries, except in each case for those Releases which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. The term "Release" has the meaning set forth in 42 U.S.C. ss. 9601(22). The term "Hazardous Materials" means any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (1) petroleum, crude oil and any fractions thereof,
(2) natural gas, synthetic gas and any mixtures thereof, (3) asbestos or asbestos-containing material, (4) radon and (5) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs.

            (c) Neither the Company nor any of its subsidiaries has received any written or, to the knowledge of the Company, oral notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Entity or other person relating to any actual or potential violations of Environmental Law or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials.

            (d) Neither the Company nor any of its subsidiaries has assumed, whether by contract or, to the Company's knowledge based on written notification or opinion of counsel, operation of law, any liabilities or obligations arising under Environmental Laws in connection with formerly owned, leased or operated properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities, except in each case for those which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

            SECTION 4.13. Absence of Changes in Benefit Plans; Labor Relations. Since the date of the most recent financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any employment contract, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. There exist no employment, consulting, severance, termination or indemnification agreements or arrangements between the

Company or any of its subsidiaries and any current or former key employee, officer or director of the Company or any of its subsidiaries. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. To the best knowledge of the Company, since January 1, 1997, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

            SECTION 4.14. ERISA Compliance. (a) Schedule 4.14(a) to the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), severance, termination or change in control plans and all other stock option, stock purchase, equity based, deferred compensation or incentive plans or programs (in each case, whether or not subject to ERISA) maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company and its subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) the most recent financial or actuarial valuation prepared with respect to any Benefit Plan and
(v) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. Each of the Company and its subsidiaries and all the Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA, the Code and all other applicable laws, rules or regulations.

            (b) All Pension Plans intended to qualify under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. All amendments to Pension Plans required under ERISA and the Code to be adopted by the Company by the date of this Agreement have been adopted.

            (c) Neither the Company nor its subsidiaries has within the five-year period immediately preceding the date of this Agreement maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA. Neither the Company nor its subsidiaries is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. There is no material unsatisfied liability with respect to any Benefit Plan. No event has occurred with respect to any Pension Plan, other than a Benefit Plan, maintained or contributed to by any Commonly Controlled Entity which has resulted or will likely result in the Company or any of its subsidiaries becoming subject to liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA, including withdrawal liability with respect to any multiemployer plan.

            (d) With respect to any plan that is an employee welfare benefit plan of the Company or its subsidiaries, (i) no such plan provides post-retirement benefits to former employees and (ii) there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

            (e) Schedule 4.14(e) to the Company Disclosure Schedule lists all outstanding Stock Options as of June 30, 1998, showing for each such Option: (i) the number of Shares issuable, (ii) the number of vested Shares, (iii) the date of grant and (iv) the exercise price.

            (f) No employee of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. Any equity-related, bonus or incentive compensation program maintained by the Company or its subsidiaries to provide payments or benefits to any current or former employee or director of the Company or any of its subsidiaries satisfies the requirements of Section 162(m) of the Code. Actions taken by Parent or the Company after the Effective Time shall not be taken into account for purposes of the preceding sentence.

            (g) There are no pending or, to the knowledge of the Company, threatened claims, suits, investigations or audits involving the Benefit Plans (other than claims for benefits in the ordinary course).

            (h) As a result of the transactions contemplated by this Agreement, no current or former employee or director of the Company or any of its subsidiaries shall be eligible for compensation or benefits duplicative of those provided or made available as a result of the acquisition of the shares of Corange Limited by an indirect wholly-owned subsidiary of Roche Holding Ltd in March, 1998.

            SECTION 4.15. Taxes. (a) Each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it, which tax returns and reports are true, complete and accurate in all material respects, and has paid all material taxes due and required to be paid by it, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes which remain outstanding have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. Neither the Company nor any of its subsidiaries has or will have any material liability with respect to taxes of any person (other than the Company or any of its subsidiaries) which, immediately prior to the consummation of the Offer, is an affiliate of the Company or of any of its subsidiaries.

            (b) The Federal consolidated income tax returns of the Company and each of its affiliates that have joined in the filing of such returns have been examined by and settled with the United States Internal Revenue Service for all years through the year ended December 31, 1992. The statute of limitations on assessment or collection of any Federal income taxes due from the Company or any other members of the affiliated group with which the Company files Federal consolidated income tax returns has expired for all taxable years of the Company and such group through the year ended December 31, 1992.

            (c) Section 4.15 of the Company Disclosure Schedule sets forth a complete list of each tax sharing agreement, tax indemnity obligation or similar agreement or arrangement with respect to taxes pursuant to which the Company or any of its subsidiaries would have any material obligation after the date of this Agreement.

            (d) As used in this Agreement, "taxes" shall mean all Federal, state, local and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, tariffs, levies, impositions, assessments or other governmental charges in the nature of a tax as well as any interest, penalties and additions to tax.

            SECTION 4.16. No Excess Parachute Payments. No amount that would be received, or benefit provided, in connection with any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). To the best knowledge of the Company, no disqualified individual is entitled to receive any additional payment from the Company or any of its subsidiaries, the Surviving Corporation, or any other person referred to in Q&A 10 under proposed Treasury Regulation
Section 1.280G-1 (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not during the six months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

            SECTION 4.17. Title to Properties. (a) Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that individually or in the aggregate do not materially interfere with the ability of the Company and its subsidiaries to conduct their respective businesses as currently conducted.

            (b) Each of the Company and its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

            SECTION 4.18. Intellectual Property. Each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (certain of which computer programs may require royalty payments) that are material to the conduct of its business as now operated (collectively, "Intellectual Property Rights"). Schedule 4.18 to the Company Disclosure Schedule sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company or any of its subsidiaries that are material to the conduct of the business of the Company or any of its subsidiaries as now operated. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right. Neither the Company nor any of its subsidiaries has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights.

            SECTION 4.19. Agreements for Distribution Outside the United States.
Schedule 4.19 to the Company Disclosure Schedule is a complete list of all material contracts or agreements to which the Company or any of its subsidiaries is a party, other than contracts between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, relating to the distribution, sale or marketing outside of the United States by third parties of the products of, or products licensed by, the Company or any of its subsidiaries. The Company has made available to Parent and its representatives true and correct copies of all contracts and agreements to which the Company or any of its subsidiaries is a party relating to the distribution, sale or marketing outside of the United States by third parties of the products of, or products licensed by, the Company or any of its subsidiaries.

            SECTION 4.20. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

            SECTION 4.21. State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Agreement, and the transactions contemplated by this Agreement and the Stockholder Agreement, the provisions of Section 203 of the DGCL.

            SECTION 4.22. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Bear, Stearns, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Such fees and expenses incurred and to be incurred in connection with this Agreement and the transactions contemplated by this Agreement (other than printing and mailing costs and expenses), including the fees and expenses of Bear, Stearns, shall be as set forth on Schedule 4.22 to the Company Disclosure Schedule.

            SECTION 4.23. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Bear, Stearns that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders, a signed copy of which opinion has been delivered to Parent.

                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

            Parent and Sub represent and warrant to the Company as follows:

            SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger. Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Sub, in each case as amended to the date of this Agreement.

            SECTION 5.02. Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and the Stockholder Agreement, and to consummate the transactions contemplated by this Agreement and the Stockholder Agreement. The execution, delivery and performance of this Agreement and the Stockholder Agreement, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement, have been duly authorized by all necessary corporate action on the part of

Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or the Stockholder Agreement or to consummate the transactions contemplated hereby or thereby. No vote of Parent stockholders is required to approve this Agreement or the Stockholder Agreement or the transactions contemplated hereby or thereby. Each of this Agreement and the Stockholder Agreement has been duly executed and delivered by Parent and Sub, and, assuming each such agreement constitutes a valid and binding obligation of the other parties thereto, constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms.

            SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the Merger Control Laws, the DGCL and the laws of other states in which Parent is qualified to do or is doing business, neither the execution, delivery and performance of this Agreement and the Stockholder Agreement by Parent and Sub, nor the consummation by Parent and Sub of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and
(iv) for violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

            SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in

(i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, as such Proxy Statement may be amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on written information supplied by the Company specifically for inclusion or incorporation by reference therein.

            SECTION 5.05. Interim Operations of Sub. Sub (and any other wholly-owned subsidiary of Parent which may be used to effect the Offer and the Merger pursuant to Section 2.01) was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

            SECTION 5.07. Financing. At the expiration of the Offer and at the Effective Time, Parent and Sub will have available all the funds necessary to purchase all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by Parent or Sub related to the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    Covenants

            SECTION 6.01. Conduct of Business. During the period from the date of this Agreement to the Effective Time or termination of this Agreement pursuant to Section 9.01 hereof, except as otherwise contemplated hereby or to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to (except as expressly permitted by this Agreement or as set forth in Schedule 6.01 to the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing):

            (i) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms);

            (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

            (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except as set forth on Schedule 6.01(iv) to the Company Disclosure Schedule, any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice;

            (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances (other than to employees of the Company in the ordinary course of business) or capital contributions to, or investments in, any other person;

            (vii) except as set forth on Schedule 6.01(vii) to the Company Disclosure Schedule, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which exceeds in the aggregate (a) with respect to the year ended December 31, 1998, 110% of the amount set forth in the Company's capital budget for such year, (b) with respect to any quarterly period thereafter, 25% of the amount in (a) above, and (c) $10 million for a new computer system in the United Kingdom;

            (viii) make any material tax election or settle or compromise any material income tax liability or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices;

            (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

            (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims;

            (xi) enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its subsidiaries;

            (xii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as set forth in Schedule 6.01(xii) of the Company Disclosure Schedule, (A) adopt, enter into, terminate or amend any employment agreement or Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee (except for normal increases of cash compensation or cash bonuses to individuals (and not across the board actions), in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; or

            (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

            SECTION 6.02. No Solicitation. (a) The Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their officers, directors or employees to, and shall use its reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of the Company or of any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

            (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of

Directors or such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any Takeover Proposal, any request for information concerning the Company or its subsidiaries in relation to or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such Takeover Proposal, request for information or inquiry and the identity of the person making such Takeover Proposal, request for information or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such Takeover Proposal, request for information or inquiry.

            (d) Nothing contained in this Section 6.02 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

            SECTION 6.03. Certain Tax Matters. From the date hereof until the Effective Time, (i) the Company and each of its subsidiaries will timely file all tax returns and reports ("Post-Signing Returns") required to be filed (in each case, at the Company's own cost and expense and in a manner that is consistent with past practice and that is not likely to materially defer income to a tax period that ends after the Closing Date or to materially accelerate deductions to a tax period that ends on or before the Closing Date, except to the extent that any such deferral of income or acceleration of deductions is required by applicable law); (ii) the Company and each of its subsidiaries will timely pay all taxes shown as due and payable on their Post-Signing Returns that are so filed; (iii) the Company and each of its subsidiaries will make provision for all taxes payable by the Company and each of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any of its subsidiaries in respect of any tax where there is a possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the tax liabilities or tax attributes of the Company or any of its subsidiaries.

            SECTION 6.04. Other Actions. Neither the Company nor any of its subsidiaries, on the one hand, nor the Parent nor Sub or any of their respective subsidiaries on the other hand, shall take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company on the one hand, or of Parent or Sub on the other hand, set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.

            SECTION 6.05. Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent concerning operational matters and promptly advise Parent orally and, if requested by Parent, in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII

                              Additional Agreements

            SECTION 7.01. Company Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by Sub pursuant to and subject to the conditions of the Offer (including the Stockholder Agreement Condition), duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

            (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders and file with the SEC such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects; provided, that Parent shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement.

            (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

            SECTION 7.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent

(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any and all information received from the Company or any of its subsidiaries, directly or indirectly, in confidence, according to the terms of the confidentiality agreement dated July 11, 1998, as amended, between the Company and Parent (the "Confidentiality Agreement").

            SECTION 7.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement and the Stockholder Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreement or the consummation of any of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall
(i) take all reasonable actions available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all reasonable actions available to them to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement, the Stockholder Agreement and the other transactions contemplated by this Agreement or the Stockholder Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to dispose of any significant assets or businesses of the Company, Parent or any of their respective subsidiaries.

            (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 7.04. Cooperation. Without limiting the generality of
Section 7.03, Parent, Sub and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate
(i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required and (ii) in promptly seeking any such action or making any such filing, furnishing information required in connection therewith and seeking timely to obtain any such actions.

            SECTION 7.05. Stock Option Plans. (a) As soon as practicable following the date of this Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall take actions such that

(including by adopting resolutions or taking any other actions) each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") that is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled immediately prior to the Effective Time in exchange for an amount in cash, payable at the time of such cancelation, equal to the product of (y) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time and (z) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option. The Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall take actions such that immediately prior to the Effective Time the Company Stock Options set forth on Schedule 7.05(a) to the Company Disclosure Schedule are canceled as set forth above. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option (except for the payment described above) without the consent of Parent.

            (b) Notwithstanding Section 7.05(a), in the case of the Company's Savings-Related Share Option Scheme (the "Scheme") under the Company's Employee Stock Option/Purchase Plan, the provisions of Section 7.05(a) shall not apply and, in lieu thereof, (i) the Board of Directors of the Company shall take action under Section 12.3(b) of the Company's Employee Stock Option/Purchase Plan to provide that, in the case of outstanding options under the Scheme, participants shall, upon any exercise of an option in accordance with the Scheme (or at any earlier time as may be permitted) and the payment of the applicable exercise price, be entitled to receive only a cash payment for each share of Company Common Stock reserved for purposes of the Scheme to which such participant would otherwise be entitled upon such exercise equal to the price per Share to be paid in the Offer and (ii) as soon as practicable following the date of this Agreement but in no event later than the consummation of the Offer, the Company shall use its best efforts to obtain the approval of each participant holding an option under the Scheme to the surrender and cancellation thereof in consideration of a cash payment to be made by the Company in such amount or in accordance with such formula as shall have been reviewed and consented to by Parent prior to the seeking of any such approval by the Company. In addition, and only to the extent permitted by applicable law, the

Company shall take action to cease employee contributions to the Scheme no later than the consummation of the Offer. The Company and the Parent agree to take such other actions as shall reasonably be required to accomplish the surrender and cancellation of the options under the Scheme as contemplated by the foregoing.

            (c) Subject to Section 7.05(a) and Section 7.05(b), all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Company shall ensure that following the consummation of the Offer no holder of a Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and the Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of a Company Stock Option set forth on Schedule 7.05(a) to the Company Disclosure Schedule or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

            SECTION 7.06. Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation, its Bylaws (each as in effect on the date hereof) and indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided, however, that if any claims are asserted or made within such six year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

            (b) In the event that Parent, the Surviving Corporation or any of their successors or assigns

(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth in this Section 7.06. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 7.06(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

            (c) For six years after the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 7.06(a), provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.06(c) Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year; and provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount. The Company represents that it paid officers' and directors' liability insurance premiums as set forth in Schedule 7.06(c).

            (d) The provisions of this Section 7.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

            SECTION 7.07. Directors. Promptly upon the acceptance for payment of, and payment for, any Shares by Sub pursuant to and subject to the conditions (including the Stockholder Agreement Condition) of the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis in writing all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors or use its best efforts to obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as provided above.

            SECTION 7.08. Fees and Expenses. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

            SECTION 7.09. Transfer Taxes. All state, local or foreign sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger shall be timely paid by the Company.

            SECTION 7.10. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Stockholder Agreement, including the Offer and the Merger, and shall not issue, or permit any of their respective subsidiaries to issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such release will use reasonable efforts to obtain comments from the other party before issuance of such release or statement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            SECTION 7.11. Severance Agreements. Parent acknowledges and agrees that (1) the letter agreements dated May 1, 1996 in effect between the Company and Steven L. Artusi, G. Taylor Seward and Thomas J. Oberhausen, respectively (collectively, the "Severance Agreements"), are, and following consummation of the transactions contemplated by this Agreement will continue to be, valid, in full force and effect and enforceable in accordance with their respective terms by the parties thereto; (2) Parent shall honor the Severance Agreements in accordance with their terms; (3) each of the three individuals subject to a Severance Agreement shall be entitled, on any date within sixty days following the Effective Time, to declare that he has been "constructively terminated" (by virtue of the Offer and the Merger resulting in an involuntary material change in such person's duties) and to discontinue his duties with the Company, whereupon the "Company's Notice Period" (as such term is defined in each of the Severance Agreements) shall be deemed to have commenced; provided that if such person continues his employment with the Company (or its successor) for more than sixty days following the Effective

Time, any right arising solely by virtue of (3) above shall terminate.

            SECTION 7.12. Continuation of Benefits. It is Parent's intention that, for a period of not less than one year after the Effective Time, employees of the Company who continue their employment after the Effective Time will be provided compensation and employee benefits which are substantially comparable in the aggregate to those provided for such employees as of the date hereof. Neither the Parent nor the Surviving Corporation will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. Any plans or arrangements of the Company providing for such issuance shall be disregarded in determining whether employee benefits are substantially comparable in the aggregate.

            SECTION 7.13. Stop Transfer. The Company shall not register the transfer of any certificate representing any Subject Shares (as defined in the Stockholder Agreement), unless such transfer is made to Parent or Sub or otherwise in compliance with the Stockholder Agreement. The Company will inscribe upon any certificates representing Subject Shares tendered by a Stockholder (as defined in the Stockholder Agreement) for such purpose the following legend: "The shares of Common Stock, $.01 par value, of DePuy, Inc. represented by this certificate are subject to a Stockholder Agreement dated as of July 21, 1998, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of DePuy, Inc."

            SECTION 7.14. Purchase of Foreign Subsidiaries. Parent and its affiliates shall have the right, at the option of Parent, to purchase immediately prior to the consummation of the Offer any subsidiary of the Company that is not incorporated or organized under the laws of a jurisdiction within the United States at a price and on such terms as may be determined by mutual agreement of the Parent and the Company; provided that all of the conditions set forth in Exhibit A have been satisfied or waived and Parent and Sub are unconditionally obligated to consummate the Offer. If the Parent and the Company are unable to agree upon a price or terms for such sale, Parent and the Company shall elect an independent appraisal firm to determine such price or terms. The conclusions of such appraisal firm shall be conclusive and binding. The fees of such appraisal firm shall be shared equally by Parent and the Company. Parent agrees that in no event will the Company be deemed to have breached any of its representations, warranties, covenants or other obligations under this Agreement (including Section 4.15) by reason of (whether directly or indirectly, whether in whole or in part) any taxes or liabilities incurred, any payments made, or any action taken or any omissions of any necessary action as a result of or in connection with (i) Parent's exercise of its right to purchase the Company's foreign subsidiaries prior to the consummation of the Offer pursuant to this Section 7.14 or (ii) any other transaction or agreement contemplated by this Section 7.14 or entered into in connection therewith.

                                  ARTICLE VIII

                                   Conditions

            SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained; provided that Parent and Sub shall vote all their Shares in favor of the Merger.

            (b) No Injunctions or Restraints. No statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party seeking to invoke such condition shall have performed its obligations under Sections 7.03 and 7.04.

            (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to and subject to the conditions (including the Stockholder Agreement Condition) of the Offer and, if any Subject Shares were not purchased pursuant to the Offer, pursuant to the Stockholder Agreement.

                                   ARTICLE IX

                            Termination and Amendment

            SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company:

                  (i) if Sub shall not have accepted for payment Shares pursuant to the Offer prior to March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any Offer Condition or if the failure of such condition results from facts or circumstances that constitute a willful and intentional material breach of representation or warranty under this Agreement by such party; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to the provision shall have performed its obligations under Section 7.03 and 7.04.

            (c) by Parent or Sub prior to Sub's obligation to accept Shares for payment pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; or

            (d) by the Company, if Sub or Parent shall have (A) failed to commence the Offer within five business days of the public announcement (on the date hereof or the following day) by Parent and the Company of this Agreement, (B) failed to pay for Shares pursuant to the Offer in accordance with Section 1.01(a) hereof or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform in respect of clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case under clause (C), such breaches and failures which individually or in the aggregate are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger subject to the terms and conditions of this Agreement.

            SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 5.06, the last sentence of Section 7.02, Section 7.08, this
Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any willful and intentional breach hereof.

            SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to

Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            SECTION 9.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to
Section 9.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 7.07, after the acceptance for payment and payment of Shares pursuant to and subject to the Conditions (including the Stockholder Agreement Condition) of the Offer and prior to the Effective Time, the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or Bylaws.

                                    ARTICLE X

                                  Miscellaneous

            SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. Except as otherwise provided in this Section 10.01, none of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, any Shares by Sub pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to

                Johnson & Johnson
                One Johnson & Johnson Plaza
                New Brunswick, NJ 08933

                Attention: General Counsel

                Telecopy No.: (732) 524-2788

                with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY 10019

                Attention: Robert A. Kindler, Esq.

                Telecopy No.: (212) 474-3700

                and

            (b) if to the Company, to

                DePuy, Inc.
                700 Orthopaedic Drive
                Warsaw, Indiana 46581-0988

                Attention: President

                Telecopy No.: (219) 269-5675
                with a copy to:

                Coudert Brothers
                1114 Avenue of the Americas
                New York, NY 10036-7703

                Attention: Jeffrey E. Cohen, Esq.

                Telecopy No.: (212) 626-4120

            SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, including Exhibit A, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, including Exhibit A, the term "subsidiary" of any person means another person whether foreign or domestic, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, including Exhibit A, the term "affiliate" of any person means any person, whether foreign or domestic, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. As used in this Agreement, including Exhibit A, the term "key employee" means an employee of the Company or any of its subsidiaries with annual cash compensation in excess of $300,000. As used in this Agreement, including Exhibit A, "material adverse effect" means, when used in connection with the Company, any effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the Offer or the Merger. As used in this Agreement, including Exhibit A, "material adverse change" means any change that is reasonably likely to have a material adverse effect.

            SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            SECTION 10.05. Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.06 and Section 7.11, Articles II and III are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

            SECTION 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 10.08. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            SECTION 10.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 10.10. Compliance with Law. Nothing in this Agreement, including Section 1.02 or 6.02, shall in any way prevent the Company or the Board of Directors of the Company from making any disclosure to the stockholders of the Company, or taking any position, that is required by Federal or state law. Nothing in this Agreement, including Section 6.01, shall require the Company or any of its subsidiaries to take any action prohibited by, or refrain from taking any action required by, applicable Merger Control Laws.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        JOHNSON & JOHNSON,


                                          by /S/ JAMES R. UTASKI
                                             ---------------------------
                                             Name:  James R. Utaski
                                             Title: Vice President


                                        LIB ACQUISITION CORP.,


                                          by /s/ JAMES R. HILTON
                                             ---------------------------
                                             Name:  James R. Hilton
                                             Title: Vice President


                                        DEPUY, INC.,


                                          by /s/ JAMES A. LENT
                                             ---------------------------
                                             Name:  James A. Lent
                                             Title: Chairman and Chief
                                                    Executive Officer

                                                                       EXHIBIT A

                             Conditions of the Offer

            Notwithstanding any other term of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Stockholder Agreement is valid, binding and in full force and effect and enforceable by Parent and Sub in accordance with its terms and no party thereto (other than Parent or Sub) is in material breach thereof, and the Shares subject to the Stockholder Agreement shall have been either tendered into the Offer or delivered to Sub for purchase immediately following the Offer (the "Stockholder Agreement Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) Parent, Sub and Company shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a decision from the Commission of the European Union under Regulation 4064.89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market. Furthermore, notwithstanding any other term of the Offer, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

            (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding that has a reasonable likelihood of success) (i) challenging the acquisition by Parent or Sub of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreement, or seeking to obtain from the Company, Parent or Sub any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

            (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of the applicable waiting period under the Merger Control Laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

            (c) there shall have occurred any material adverse change with respect to the Company;

            (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

            (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement; or

            (f) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or Sub in any such case, and regardless of the circumstances (including any action or omission by Parent or Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments therefor.

            The foregoing conditions in paragraphs (a) through (f) are for the sole benefit of Sub and Parent and may, subject to the terms of this Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement of which this Exhibit A is a part.